Exhibit 21.1
PROSPER MARKETPLACE, INC. SUBSIDIARIES

Entity Name	State of Organization
BillGuard, Inc.	Delaware
Prosper Funding LLC	Delaware
Prosper Healthcare Lending LLC	Delaware
Prosper Warehouse I Trust	Delaware
Prosper Warehouse II Trust	Delaware
Prosper Marketplace Issuance Trust, Series 2023-1	Delaware